Exhibit 10.3

SCHLUMBERGER STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT FOR FRANCE

(Includes Confidentiality, Intellectual Property, Non-Competition, and Non-Solicitation Provisions on in Section 9 and Attachment I)

(“FRENCH QUALIFIED RESTRICTED STOCK UNITS”)

Revised: January 19, 2017

Please Note: If you wish to accept this Restricted Stock Unit Award, you must accept the award within 30 days after receipt of this Agreement.

This Restricted Stock Unit Award Agreement (together with all attachments, “Agreement”) is entered into effective by and between Schlumberger Limited (the “Company”), and the Restricted Stock Award recipient (“Employee”), pursuant to the Schlumberger 2010 Omnibus Stock Incentive Plan (the “Plan”) as amended by the sub-plan for France, which was approved by the Company’s shareholders on April 6, 2016, and which governs the French Qualified Restricted Stock Units (“Restricted Stock Units”) granted to employees who are working in France or who are or may become subject to French tax (i.e. income tax and/or social security tax) as a result of restricted stock units granted under the Plan for Employees in France (the “French sub-plan”). The Plan and the French sub-plan are collectively called the “Plans.” The Restricted Stock Units granted under this French sub-plan will be deemed French Qualified Restricted Stock Units and shall be eligible for the specific income and social security tax regime applicable to shares granted for no consideration under the Articles L.225-197-1 to L.225-197-6 of the French Commercial Code.

Employee and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

1. Award. In consideration of Employee’s continued employment as hereinafter set forth, the Company hereby grants to Employee an award of Restricted Stock Units. The number of Restricted Stock Units subject to this award and the date of the grant (“Grant Date”) are set forth in an Award Notice previously delivered to Employee. Restricted Stock Units are notational units of measurement denominated in shares of common stock of Schlumberger Limited, $.01 par value (“Common Stock”). Each Restricted Stock Unit represents a hypothetical share of Common Stock, subject to the conditions and restrictions on transferability set forth below and in the Plans.

2. Vesting of French Qualified Restricted Stock Units

(a) Normal Vesting. The French Qualified Restricted Stock Units will vest in three installments. The date on which each installment will become vested and the number of shares of Common Stock comprising the award of Restricted Stock Units (“the French Vesting Dates”) are as per the table below, provided that the Employee is continuously employed by the Company and its Subsidiaries from the Grant Date to the French Vesting Dates. Except as provided in Section 2(c), if there is any Termination of Employment as hereinafter defined during the period between the Grant Date and the French Vesting Dates, the Employee shall immediately forfeit all Restricted Stock Units not already vested.

DATE	SHARES VESTING
3rd Anniversary of the Grant Date	60%
4th Anniversary of the Grant Date	20%
5th Anniversary of the Grant Date	20%

(b) Delivery. Notwithstanding the vesting dates of the Restricted Stock Units, under no circumstances, except in case of Employee’s death, as provided for in Section 2(c) below, will the delivery of the shares related to a French Qualified Restricted Stock Unit occur prior to the third anniversary of the Grant Date. The sale of shares issued pursuant to the conversion of the French Qualified Restricted Stock Units may occur as soon as the shares are delivered to the Employee provided the closed periods in section 3 below are respected.

(c) Acceleration on Death. Upon Termination of Employment from the Company by reason of Employee’s death, all French Qualified Restricted Stock Units that are not vested at that time immediately will become vested in full. The Company shall issue the underlying shares to the Employee’s heirs, at their written request, within six months following the death of the Employee. Notwithstanding the foregoing, the Employee’s heirs must comply with the restriction on the sale of shares set forth in Section 3, to the extent and as long as applicable under French law.

(d) Retirement. Upon Termination of Employment by reason of Employee’s voluntary election to retire from employment with the Company and its Subsidiaries (as defined in Section 16 below), the Restricted Stock Units will continue to vest following Termination of Employment as if Employee continued to be employed with the Company or any of its Subsidiaries, subject to forfeiture in the discretion of the Committee in the event that Employee engages in Detrimental Activity (as defined in Section 16 below.)

3. Closed Periods.

Shares underlying French Qualified Restricted Stock Units may not be sold during the following periods (“Closed Periods”):

(a) within 10 trading sessions before or within 3 trading sessions after the publication of the consolidated financial statements, or failing that, the annual accounts of the Company; and

(b) within a period beginning with the date at which executives of the Company become aware of any information which, were it to be public knowledge, could have a significant impact on the price of shares in and ending 10 trading sessions after the information becomes public knowledge.

These Closed Periods will apply to the grant of French Qualified Restricted Stock Units as long as and to the extent such Closed Periods are applicable under French law.

4. Forfeitures of Restricted Stock Units. Upon Employee’s Termination of Employment from the Company for any reason that does not result in an acceleration of vesting pursuant to Section 2(c) or 2(d), Employee will immediately forfeit all unvested Restricted Stock Units, without the payment of any consideration or further consideration by the Company. Upon forfeiture, neither Employee nor any successors, heirs, assigns, or legal representatives of Employee will thereafter have any further rights or interest in the unvested Restricted Stock Units.

5. Restrictions on Transfer.

(a) Restricted Stock Units granted hereunder to Employee may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise, other than to the Company as a result of the forfeiture of units as provided herein or pursuant to Section 10.

(b) Consistent with the foregoing, except as contemplated by Section 11, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same will be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If Employee or his or her beneficiary hereunder will attempt to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder, other than as contemplated by Section 11, or if any creditor attempts to subject the same to a writ of garnishment, attachment, execution, sequestration, or any other form of process or involuntary lien or seizure, then such attempt will have no effect and will be void.

6. Rights as a Stockholder. Employee will have no rights as a stockholder of the Company with regard to the Restricted Stock Units. Rights as a stockholder will arise only upon the settlement of Restricted Stock Units as set out in Section 2(b).

7. Taxes. To the extent that the receipt of the Restricted Stock Units or the payment upon lapse of any restrictions results in income to Employee for federal or state income tax purposes or in any other cases where the Company holds the view that it is obligated to withhold taxes, Employee shall deliver to the Company immediately prior to the time of such receipt or lapse, as the case may be, such amount of money or shares of Common Stock owned by Employee, at Employee’s election, as the Company may require to meet its obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from the payment for vested Restricted Stock Units or from any cash or other form of remuneration then or thereafter payable to Employee an amount equal to any tax required to be withheld by reason of such resulting compensation income. The Restricted Stock Units are intended to be “short-term deferrals” exempt from Section 409A of the U. S. Internal Revenue Code, as amended, and will be construed and interpreted accordingly.

8. Changes in Capital Structure. If the outstanding shares of Common Stock shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, or recapitalization, the number and kind of Restricted Stock Units will be appropriately and equitably adjusted so as to maintain their equivalence to the proportionate number of shares.

9. Confidential Information, Intellectual Property and Noncompetition. Employee acknowledges that Employee is in possession of and has access to confidential information of the Company and its Subsidiaries, including material relating to the business, products and services of the Company and its Subsidiaries, and that he or she will continue to have such possession and access during employment by the Company and its Subsidiaries. Employee also acknowledges that the business, products and services of the Company and its Subsidiaries are highly specialized and that it is essential that they be protected. Accordingly, Employee agrees to be bound by the terms and conditions set forth on Attachment I.

10. Compliance with Securities Laws. The Company will not be required to deliver any shares of Common Stock pursuant to this Agreement if, in the opinion of counsel for the Company, such issuance would violate the U. S. Securities Act of 1933 or any other applicable federal or state securities laws or regulations or the laws of any other country. Prior to the issuance of any shares pursuant to this Agreement, the Company may require that Employee (or Employee’s legal representative upon Employee’s death or Disability) enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

11. Assignment. The Restricted Stock Units are not transferable (either voluntarily or involuntarily) by the recipient except by will or the laws of descent and distribution. No purported assignment or transfer, whether voluntary or involuntary, by operation of law or otherwise, will vest in the purported assignee or transferee any interest or right therein whatsoever but immediately upon any such purported assignment or transfer, or any attempt to make the same, the Restricted Stock Units will terminate and become of no further effect.

12. Successors and Assigns. This Agreement will bind and inure to the benefit of and be enforceable by Employee, the Company and their respective permitted successors or assigns (including personal representatives, heirs and legatees), except that Employee may not assign any rights or obligations under this Agreement except to the extent, and in the manner, expressly permitted herein.

13. Limitation of Rights. Nothing in this Agreement or the Plans may be construed to:

(a) give Employee any right to be awarded any further Restricted Stock Units (or other form of stock incentive awards) other than in the sole discretion of the Compensation Committee of the Board of Directors of the Company (“Committee”);

(b) give Employee or any other person any interest in any fund or in any specified asset or assets of the Company (other than the Restricted Stock Units); or

(c) confer upon Employee the right to continue in the employment or service of the Company or any Subsidiary.

14. Severability. Should any portion of this Agreement (including Attachment I) be held invalid, unenforceable, or void, such holding will not have the effect of invalidating or voiding the other portions of this Agreement. The parties hereby agree that any portion held to be invalid, unenforceable, or void shall be deemed amended, reduced in scope or deleted to the extent required to be valid and enforceable in the jurisdiction of such holding. The parties agree that, upon a judicial finding of invalidity, unenforceability, or void, the court so finding may reform the agreement to the extent necessary for enforceability, and enter an order enforcing the reformed Attachment I. No court ordered reformation or amendment shall give rise to a finding of knowing, willful, or bad faith unreasonableness against Company regarding this Agreement.

15. No Waiver. The failure of Employee or the Company to insist upon strict compliance with any provision of this Agreement (including, for the avoidance of doubt, Attachment I) or the failure to assert any right Employee or the Company may have under this Agreement will not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

16. Definitions.

(a) “Termination of Employment” means the termination of Employee’s employment with the Company and its Subsidiaries. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries will not be considered a Termination of Employment. Other capitalized terms used in this Agreement and not defined herein have the meanings set forth in the Plans.

(b) “Retirement” means either: (i) Employee’s voluntary election to retire from employment with the Company and its Subsidiaries at any time after Employee has reached both the age of 60 and 25 years of service, as applicable under local laws, or (ii) Employee’s voluntary election to retire from employment with the Company and its Subsidiaries at any time after Employee has reached both the age of 55 and 20 years of service, as applicable under local laws, subject, however, to the approval of either (A) the Committee, if Employee is an executive officer of the Company at the time of Employee’s election to retire, or (B) the Retirement Committee, if Employee is not an executive officer of the Company at the time of Employee’s election to retire, which approval under clauses (A) or (B) may be granted or withheld in the sole discretion of the Committee or the Retirement Committee, as applicable, or (iii) Employee’s voluntary election to retire from employment with the Company and its Subsidiaries at any time, in accordance with local laws, provided that the Employee’s retirement is approved by (A) the Committee, if Employee is an executive officer of the Company at the time of Employee’s election to retire, or (B) the Retirement Committee, if Employee is not an executive officer of the Company at the time of Employee’s election to retire.

(c) “Retirement Committee” means a committee consisting of the Company’s Vice President of Human Resources, the Director of HR Operations and the Compensation & Benefits Manager.

(d) “Detrimental Activity” means activity means activity that is determined by the Committee in its sole and absolute discretion to be detrimental to the interests of the Company or any of its Subsidiaries, including but not limited to situations where Employee, as applicable under local laws: (i) divulges trade secrets, proprietary data or other confidential information relating to the Company or to the business of the Company and any Subsidiaries; (ii) enters into employment with or otherwise provides services to (A) any company listed, as of the date of Employee’s Termination of Employment, on the Philadelphia Oil Service Sector Index (or any successor index) or (B) any affiliate of any such listed company, in either case under circumstances suggesting that Employee will be using unique or special knowledge gained as a Company employee or Subsidiary employee with the effect of competing with the Company or its Subsidiaries; (iii) enters into employment with or otherwise provides services to any Direct Competitor; (iv) engages or employs, or solicits or contacts with a view to the engagement or employment of, any person who is an employee of the Company or its Subsidiaries; (v) canvasses, solicits, approaches or entices away or causes to be canvassed, solicited, approached or enticed away from the Company or its Subsidiaries any person who or which is a customer of any of such entities during the Restricted Period; (vi) is determined to have engaged (whether or not prior to termination) in either gross misconduct or criminal activity harmful to the Company or a Subsidiary; or (vii) takes any action that otherwise harms the business interests, reputation, or goodwill of the Company or its Subsidiaries. The Committee may delegate, to an officer of the Company or to a subcommittee of the Committee, its authority to determine whether Employee has engaged in “Detrimental Activity.”

17. Miscellaneous.

(a) This Agreement, including all Attachments hereto, and the Plans (i) constitute the entire agreement between Employee and the Company with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter hereof; and (ii) are not intended to confer upon any other Person any rights or remedies hereunder. Employee and the Company agree that (A) no other (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to the Restricted Stock Units other than those expressly set forth herein or in the Plan, and (B) such party has not relied upon any representation, warranty, covenant or agreement relating to the Restricted Stock Units, other than those referred to in clause (A) above.

(b) Employee hereby acknowledges that he or she has received, reviewed and accepted the terms and conditions applicable to this Agreement. Employee hereby accepts such terms and conditions, subject to the provisions of the Plans and administrative interpretations thereof. Employee further agrees that such terms and conditions will control this Agreement, notwithstanding any provisions in any employment agreement or in any prior awards.

(c) Employee hereby acknowledges that he or she is to consult with and rely upon only Employee’s own tax, legal, and financial advisors regarding the consequences and risks of this Agreement and the award of Restricted Stock Units.

(d) This Agreement may not be amended or modified except by a written agreement executed by Employee and Company or their respective successors and legal representatives. The captions of this Agreement are not part of the provisions hereof and will have no force or effect.

18. Counterparts. This Agreement may be executed in counterparts, which together will constitute one and the same original.

ATTACHMENT I

Confidential Information, Intellectual Property,

and Non-Compete Agreement

1. Definitions.

1.1. “Company Confidential Information” is any and all information in any form or format relating to the Company or any Affiliate (whether communicated orally, electronically, visually, or in writing), including but is not limited to technical information, software, databases, methods, know-how, formulae, compositions, drawings, designs, data, prototypes, processes, discoveries, machines, inventions, well logs or other data, equipment, drawings, notes, reports, manuals, business information, compensation data, clients lists, client preferences, client needs, client designs, financial information, credit information, pricing information, information relating to future plans, marketing strategies, new product research, pending projects and proposals, proprietary design processes, research and development strategies, information relating to employees, consultants and independent contractors including information relating to salaries, compensation, contracts, benefits, inceptive plans, positions, duties, qualifications, project knowledge, other valuable confidential information, intellectual property considered by the Company or any of its Affiliates to be confidential, trade secrets, patent applications, and related filings and similar items regardless of whether or not identified as confidential or proprietary. For the purposes of this Attachment I, Company Confidential Information also includes any type of information listed above generated by the Company or any of its Affiliates for client or that has been entrusted to the Company or any of its Affiliates by a client or other third party.

1.2. “Intellectual Property” is all patents, trademarks, copyrights, trade secrets, Company Confidential Information, new or useful arts, ideas, discoveries, inventions, improvements, software, business information, lists, designs, drawings, writings, contributions, works of authorship, findings or improvements, formulae, processes, product development, manufacturing techniques, business methods, information considered by Company to be confidential, tools, routines and methodology, documentation, systems, enhancements or modifications thereto, know-how, and developments, any derivative works and ideas whether or not patentable, and any other form of intellectual property.

1.3. “Pre-existing Intellectual Property” is all Intellectual Property that was authored, conceived, developed, or reduced to practice by Employee before the term of Employee’s employment with the Company or any Affiliate began.

1.4 “Company Intellectual Property” is all Intellectual Property that was authored, conceived, developed, or reduced to practice by Employee (either solely or jointly with others), in the term of his/her employment: (a) at the Company’s expense or the expense of any Affiliate; (b) using any of the Company’s materials or facilities or the materials or facilities of any Affiliate; (c) during the Employee’s working hours; or (d) that is applicable to any activity of Company or any of its Affiliates, including but not limited to business, research, or development activities. Company Intellectual Property may be originated or conceived during the term of Employee’s employment but completed or reduced to practice thereafter. Company Intellectual Property shall be deemed a “work made for hire” as that term is defined by the copyright laws of the United States. Company Intellectual Property includes any Pre-existing Intellectual Property assigned, licensed, or transferred to Company, and any Pre-existing Intellectual Property in which Company has a vested or executory interest.

1.5. “Affiliate” means any entity that now or in the future directly or indirectly controls, is controlled by, or is under common control with Company, where “control” in relation to a company means the direct or indirect ownership of at least fifty-percent of the voting securities or shares.

2. Employee agrees to comply with all of the Company’s policies and codes of conduct as it may promulgate from time to time, including those related to confidential information and intellectual property. Nothing in those policies shall be deemed to modify, reduce, or waive Employee’s obligations in this Attachment I. In the event of any conflict or ambiguity, this Attachment I prevails.

3. Company does not wish to receive from Employee any confidential or proprietary information of a third party to which Employee owes an obligation of confidence. Employee will not disclose to Company or any of its Affiliates or use while employed by Company or any of its Affiliates any information for which he or she is subject to an obligation of confidentiality to any former employer or other third party. Employee represents that his or her duties as an employee of Company and Employee’s performance of this Attachment I do not and will not breach any agreement or duty to keep in confidence information, knowledge, or data acquired by Employee outside of Employee’s employment with Company or any of its Affiliates.

4. During the Employee’s term of employment, the Company or, applicable its Affiliates, will provide Employee and Employee will receive access to Company Confidential Information that is proprietary, confidential, valuable, and relates to Company’s business.

5. Other than in the proper performance of Employee’s duties for the Company or any of its Affiliates, Employee agrees not publish, disclose or transfer to any person or third party, or use in any way other than in Company’s business or that of or any of its Affiliates, any confidential information or material of Company or any of its Affiliates, including Company Confidential Information and Company Intellectual Property, either during or after employment with Company.

6. Except as required in performing Employee's duties for the Company or any of its Affiliates, Employee agrees not remove from Company’s premises or its control any Company Confidential Information including but not limited to equipment, drawings, notes, reports, manuals, invention records, software, customer information, well logs or other data, or other material, whether produced by Employee or obtained from Company. This includes copying or transmitting such information via personal digital devices, mobile phones, external hard drives, USB “flash” drives, USB storage devices, FireWire storage devices, floppy discs, CD’s, DVD’s, personal email accounts, online or cloud storage accounts, memory cards, Zip discs, and any other similar media or means of transmitting, storing or archiving data outside of Schlumberger-supported systems.

7. During the term of employment with Company or any of its Affiliates, Employee agrees not to engage, as an employee, officer, director, consultant, partner, owner or another capacity, in any activity or business competitive to that of the Company or any of its Affiliates.

8. Employee agrees to deliver all Company Confidential Information and materials to Company immediately upon request, and in any event upon termination of employment. If any such Company Confidential Information has been stored on any personal electronic data storage device, including a home or personal computer, or personal email, online or cloud storage accounts, Employee agrees to notify the Company and its Affiliates and make available the device and account to the Company for inspection and removal of the information.

9. Employee recognizes and acknowledges that Company Confidential Information constitutes protectable information belonging to Company and its Affiliates, including deemed trade secrets defined under applicable laws. In order to protect the Company and its Affiliates against any unauthorized use or disclosure of Company Confidential Information and in exchange for the Company's promise to provide Employee with access to Company Confidential Information and other consideration during employment with Company and its Affiliates, Employee agrees that subject to Section 13 of this Attachment 1, for a period of one year following the end of employment with Company, Employee will not within the Restricted Territory directly or indirectly work for or assist (whether as an owner, employee, consultant, contractor or otherwise) any business or commercial operation whose business directly or indirectly competes with any area of the Company’s business in which Employee was employed by Company. Moreover, Employee agrees that Company may provide a copy of this Attachment I to any entity for whom Employee provides services in the one-year period following the date of termination of Employee's employment with Company and its Affiliates. In the event of breach by the Employee, the specified period will be extended by the period of time of the breach.

Employee recognizes and acknowledges that the business, research, products, and services of Company and its Affiliates are by nature worldwide in scope, and that Company and its Affiliates are not required to maintain a physical location in close proximity to its customers. Employee agrees that subject to Section 13 of this Attachment 1, in order to protect Company Confidential Information, business interests and goodwill, the “Restricted Territory” includes any county, parish, borough, or foreign equivalent: (1) in which Company has customers or service assignments about which Employee received or obtained Company Confidential Information during his/her employment with Company; (2) in which Employee had a customer or service assignment for Company in the one-year period preceding Employee's termination; or (3) in which Company had a work site, job site, facility, or office, at which Employee had a work activity for Company in the one-year period preceding Employee’s termination. With respect to competitive activities in Louisiana, the Restricted Territory shall be limited to the following parishes: Acadia, Allen, Bossier, Caddo, Calcasieu, Cameron, Claiborne, De Soto, Evangeline, Iberia, Jefferson, Lafayette, Lafourche, Orleans, Ouachita, Plaquemines, Red River, Sabine, St. Charles, St. Landry, St. Mary’s, Tangipahoa, Terrabone, Union, Vermillion, and West Baton Rouge.

10. Company has attempted to place the most reasonable limitations on Employee’s subsequent employment opportunities consistent with the protection of Company’s and its Affiliates’ valuable trade secrets, Company Confidential Information, business interests, and goodwill. Employee acknowledges that the limitations contained herein, especially limitations as to time, scope, and geography, are reasonable. Subject to Section 13, in order to accommodate Employee in obtaining subsequent employment, Company and its Affiliates may, in their discretion, grant a waiver of one or more of the restrictions on subsequent employment herein. A request for a waiver must be in writing and must be received by Company at least 45 days before the proposed starting date of the employment for which Employee is seeking a waiver. The request must include the full name and address of the organization with which Employee is seeking employment; the department or area in which Employee proposes to work; the position or job title to be held by Employee; and a complete description of the duties Employee expects to perform for such employer. The decision to grant a waiver shall be in the Company’s discretion. If Company decides to grant a waiver, the waiver may be subject to such restrictions or conditions as Company may impose and will not constitute a waiver of any other term.

11. While employed by Company and its Affiliates, and during the 18-month period or after employment with Company and its Affiliates ends, Employee will not directly nor indirectly, on Employee’s own behalf or on behalf of any person or entity, recruit, hire, solicit, or assist others in recruiting, hiring, or soliciting any person, who is, at the time of the recruiting, hiring, or solicitation, an employee, consultant, or contractor of Company to leave Company and its Affiliates, diminish their relationship with the Company and its Affiliates, or work for a competing business. This restriction will be limited to persons: (1) with whom Employee had contact or business dealings while employed by Company and its Affiliates; (2) who worked in Employee’s business unit (Group); or (3) about whom Employee had access to confidential information. In the event of breach by the Employee, the specified period will be extended by the period of time of the breach.

12. Subject to Section 13, while employed by Company and its Affiliates, and during the 18-month period after employment with the Company and its Affiliates ends, Employee will not, directly or indirectly, on behalf of himself or others, contact for business purposes, solicit or provide services to clients, or entities considered prospective clients, of Company and its Affiliates for the purpose of selling products or services of the types for which Employee had responsibility or knowledge, or for which Employee had access to Company Confidential Information while employed by the Company and its Affiliates. This restriction applies only to clients of the Company and its Affiliates and entities considered prospective clients by the Company and its Affiliates with whom Employee had contact during the two years prior to the end of his/her employment with the Company and its Affiliates.

13. While employed by a French Affiliate, or after such employment ends and Employee is not transferred to another non-French Affiliate, Sections 9, 10 and 12 shall not apply and the employment contract of Employee or any employment termination agreements shall govern the non-compete obligations of Employee.

14. (a) Employee acknowledges that the Company has agreed to provide Employee with Company Confidential Information during Employee's employment with the Company and its Affiliates. Employee further acknowledges that, if Employee was to leave the employ of Company and its Affiliates for any reason and use or disclose Company Confidential Information, that use or disclosure would cause Company and its Affiliates irreparable harm and injury for which no adequate remedy at law exists. Therefore, in the event of the breach or threatened breach of the provisions of this Attachment I by Employee, the Company and its Affiliates will be entitled to: (i) recover from the Employee the value of any portion of the Award that has been paid or delivered; (ii) seek injunctive relief against the Employee pursuant to the provisions of subsection (b) below; (iii) recover all damages, court costs, and attorneys’ fees incurred by the Company in enforcing the provisions of this Award, and (iv) set-off any such sums to which the Company or any of its Affiliates may be entitled hereunder against any sum which may be owed the Employee by the Company and its Affiliates.

(b) Because of the difficulty of measuring economic losses to the Company or Employer as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, the Employee agrees that the foregoing covenants may be enforced by the Company in the event of breach by him/her by injunction relief and restraining order, without the necessity of posting a bond, and that such enforcement shall not be the Company's exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company.

(c) Each of the covenants in this Attachment I will be construed as an agreement independent of any other provision in this Attachment I, and the existence of any claim or cause of action of the Employee against the Company, whether predicated on this Attachment I or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants or provisions.

Employee acknowledges that the remedies contained in the Attachment I for violation of this Attachment I are not the exclusive remedies that the Company may pursue.

15. Employee agrees to promptly disclose in writing to the Company all Company Intellectual Property conceived, developed, improved or reduced to practice by Employee during Employee’s employment with the Company and its Affiliates.

Employee will disclose to Company Employee’s complete written record of any Company Intellectual Property, including any patent applications, correspondence with patent agents and patent offices, research, written descriptions of the technology, test data, market data, notes, and any other information relating to Company Intellectual Property. Employee will also identify all co-inventors, co-authors, co-composers, partners, joint venture partners and their employees, assistants, or other people to whom the Company Intellectual Property was disclosed in whole or in part, who participated in developing the Company Intellectual Property, or who claim an interest in the Company Intellectual Property. Employee’s disclosure will conform to the policies and procedures in place at the time governing such disclosures.

During and after employment with Company, Employee will assist Company in establishing and enforcing intellectual property protection, including obtaining patents, copyrights, or other protections for inventions and copyrightable materials, including participating in, or, if necessary, joining any suit (for which Employee’s reasonable expenses will be reimbursed), or including completing and any signing documents necessary to secure such protections, such contracts, assignments, indicia of ownership, agreements, or any other related documents pertaining to Company Intellectual Property which Company may, in its sole discretion, determine to obtain.

Unless already required under French law or employment contract with Company or an Affiliate, Employee agrees to assign and hereby assigns to Company all Company Intellectual Property including any and all rights, title, and ownership interests that Employee may have in or to Company Intellectual Property patent application, including copyright and any tangible media embodying such Company Intellectual Property, during and subsequent to Employee’s employment. Company has and will have the royalty-free right to use or otherwise exploit Company Intellectual Property without any further agreement between Company and Employee. Company Intellectual Property remains the exclusive property of Company whether or not deemed to be a “work made for hire” within the meaning of the copyright laws of the United States. For clarity, Employee does not hereby assign or agree to assign any Pre-existing Intellectual Property to Company.

Employee will not destroy, modify, alter, or secret any document, tangible thing, or information relating to Company Intellectual Property or Company Confidential Information except as occurs in the ordinary performance of Employee’s employment.

16. Employee represents and warrants that Employee is not a party to any other agreement that will interfere with Employee’s full compliance with this Attachment I or that otherwise may restrict Employee’s employment by Company or the performance of Employee’s duties for Company. Employee agrees not to enter into any agreement, whether oral or written, in conflict with this Attachment I.

17. Nothing in this Attachment I prohibits Employee from reporting possible violation of law or regulation to any governmental agency or entity, or making disclosures that are protected under a “whistleblower” provision of federal law or regulation.

18. If Employee is employed by an Affiliate of the Company or accepts a transfer to an Affiliate of Company, Employee agrees to the automatic application of all of the terms of this Attachment I to said Affiliate contemporaneously with the acceptance of such transfer, subject to subsequent agreements, if any, executed by Employee and Affiliate of the Company or the Company, and to the fullest extent allowed by law.

APPENDIX: INTELLECTUAL PROPERTY ASSIGNMENT,

DISCLOSURE AND WAIVER

The Attachment I, Confidential Information, Intellectual Property, and Non-Compete Agreement incorporates this Appendix, and Employee promises to comply with the terms in this Appendix, and all rules, procedures, policies, and requirements that Company may promulgate consistent with this Appendix.

Automatic Assignment

Unless already required under French law or employment contract with Company or an Affiliate, the Attachment I, Confidential Information, Intellectual Property, and Non-Compete Agreement contains assignment of all Company Intellectual Property.

Employee’s Duty to Disclose

For all Company Intellectual Property, Employee will complete and submit to Company an IP Disclosure Form. To the extent and as long as applicable under French law, Company’s receipt or acceptance of an IP Disclosure Form does not constitute an admission or agreement to any responses contained therein, does not waive or modify any terms of any agreement between Company and Employee, and does not obligate or bind Company.

Employee must complete and submit an IP Disclosure Form at conception of the invention, any derivative ideas or works, and any improvements or changes to existing knowledge or technology, or as soon as possible thereafter. Employee has a continuing obligation to update the IP Disclosure Form to maintain the form’s completeness and correctness.

Employee may obtain an IP Disclosure Form from the Intellectual Property Department. Employee will submit the completed form to the Intellectual Property Department. If desired and applicable under French law, Employee may request waiver any time after submitting the IP Disclosure Form.

Employee must retain and prevent destruction of any material referenced in the IP Disclosure Form, including and not limited to photographs, drawings, schematics, diagrams, figures, testing and development logs, notes, journals, and results, applications to, correspondence with, or registrations from, any patent office, trademark office, copyright office, customs office, or other authority, contracts, licenses, assignments, liens, conveyances, pledges, or other documentation potentially affecting your ownership rights, marketing materials, web sites, press releases, brochures, or other promotional or informational material, any materials evidencing or related to reduction to practice, and other related documentation.